[OLIVETTI LOGO]                         [TELECOM ITALIA LOGO]

PRESS RELEASE

Disclaimer

Except as provided below, any offer to purchase or sell securities described herein in and in the March 12, 2003 Press Release is not being made, directly or indirectly, in or into, or by the use of the mails of, or by any means or instrumentality (including, without limitation by mail, telephonically or electronically by way of internet or otherwise) of interstate or foreign commerce, or any facility of any securities exchange, of the United States of America and any such offer will not be capable of acceptance by any such use, means, instrumentality or facility. The information contained herein and in the March 12, 2003 Press Release does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States. The Olivetti securities referred to herein and in March 12, 2003 Press Release have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.

The Olivetti ordinary shares and Olivetti savings shares are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.The proposed cash tender offer for a portion of the Telecom Italia ordinary shares described herein and in the March 12, 2003 Press Release is intended to be made available in or into the United States pursuant to an exemption from the tender offer rules available pursuant to the Securities Exchange Act of 1934.The proposed cash tender offer for a portion of the Telecom Italia savings shares described in the March 12, 2003 Press Releae is not being made and will not be made, directly or indirectly, in or into the United States.

With respect to the March 12, 2003 Press Release relating to the integration project through the merger of Telecom Italia into Olivetti, please note as follows.

The third paragraph below "Olivetti and Benefits of the transaction" is amended and restated as follows: "Olimpia's stake - dependent on the exercise of withdrawal rights by Olivetti shareholders - will vary between 14% to 15% of the voting share capital of the company resulting from the merger".

The 5th and 6th paragraphs under "Post-merger Share Capital" are amended and restated as follows:

b) "as regards Telecom Italia savings shareholders, 3.518341 new Olivetti savings shares (par value euro 0.55) for each savings share held in Telecom Italia when the merger takes effect;

c) as regards Olivetti shareholders, 0.502620 new ordinary Olivetti shares (par value euro 0.55) for each of the shares held in Olivetti when the merger takes effect".


Olivetti                              Telecom Italia
Press Office and Communications       Communication & Media Relations
+39 0125 522885 / 2639                Ufficio Stampa Corporate: +39.06.3688.2610
www.olivetti.com                      www.telecomitalia.it/press

Investors Relations: +39 06 3688.3378 Investors Relations: +39.06.3688.2381/3378
www.olivetti.com                      www.telecomitalia.it/investor_relations

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Cautionary Statement for Purposes of the "Safe Harbor" Provision of the United
States Private Securities Litigation Reform Act of 1995.

The Private Securities Litigation reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Press Release included in this Form 6-K contains certain forward looking statements and forecasts reflecting management's current views with respect to certain future events. The ability of the Telecom Italia Group to achieve its projected results is dependant on many factors which are outside of management's control. Actual results may differ materially from those projected or implied in the forward-looking statements. Such forward-looking information involves risks and uncertainties that could significantly affect expected results and are based on certain key assumptions.

The following important factors could cause the Telecom Italia Group's actual results to differ materially from those projected or implied in any forward-looking statements:

- the continuing impact of increased competition in a liberalized market, including competition from global and regional alliances formed by other telecommunications operators in the core domestic fixed-line and wireless markets of the Telecom Italia Group;

- the ability of the Telecom Italia Group to introduce new services to stimulate increased usage of its fixed and wireless networks to offset declines in its fixed-line business due to the continuing impact of regulatory required price reductions, market share loss and pricing pressures generally;

- the ability of the Telecom Italia Group to achieve cost-reduction targets in the time frame established or to continue the process of rationalizing its non-core assets;

- the impact of regulatory decisions and changes in the regulatory environment;

- the impact of the slowdown in Latin American economies and the slow recovery of economies generally on the international business of the Telecom Italia Group focused on Latin America and on its foreign investments and capital expenditures;

-       the continuing impact of rapid changes in technologies;

- the impact of political and economic developments in Italy and other countries in which the Telecom Italia Group operates;

-       the impact of fluctuations in currency exchange and interest rates;

- Telecom Italia's ability to continue the implementation of its 2002-2004 Industrial Plan, including the rationalization of its corporate structure and the disposition of Telecom Italia's interests in various companies;

- the ability of the Telecom Italia Group to successfully achieve its debt reduction targets;

- Telecom Italia's ability to successfully roll out its UMTS networks and services and to realize the benefits of its investment in UMTS licenses and related capital expenditures;

-       SEAT's ability to successfully implement its internet strategy;

- the ability of the Telecom Italia Group to achieve the expected return on the significant investments and capital expenditures it has made in Latin America and in Europe;

- the amount and timing of any future impairment charges for Telecom Italia's licences, goodwill or other assets; and

- the impact of litigation or decreased mobile communications usage arising from actual or perceived health risks or other problems relating to mobile handsets or transmission masts.

The foregoing factors should not be construed as exhaustive. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Accordingly, there can be no assurance that the group will achieve its projected results.